EXHIBIT 23

STATEMENT REGARDING THE ABSENCE OF THE
CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

The Company appointed Ernst & Young LLP to replace Arthur Andersen LLP as the independent auditor of Equifax Inc. Prior to the date of this S-8, the Arthur Andersen partners who reviewed the most recent audited financial statements of Equifax Inc. as of December 31, 2001 and for the year then ended have resigned from Arthur Andersen. As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this Equifax Inc. filing of its audit report with respect to the Company’s Annual Report on Form 10-K as of December 31, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this Form S-8 without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into Equifax Inc.’s filing on this Form S-8 No. 333-04583. The Company believes, however, that other persons who are liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.